Exhibit 5

July 7, 2004

Life Time Fitness, Inc.
6442 City West Parkway
Eden Prairie, MN 55344

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the offering of 1,288,000 shares of common stock, par value $.02 per share (the “Common Stock”), of Life Time Fitness, Inc., a Minnesota corporation (the “Company”), pursuant to the FCA Ltd. 1996 Stock Option Plan, as amended, and 1,637,600 shares of Common Stock of the Company pursuant to the Life Time Fitness, Inc. 1998 Stock Option Plan, as amended and restated (the “1998 Plan,” and, together with the 1996 Plan, the “Plans”), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the shares of Common Stock to be issued in accordance with the Plans (the “Shares”) and that, when issued and sold as contemplated in the Registration Statement and in accordance with the respective Plan, the Shares will be legally issued, fully paid and nonassessable under the current laws of the State of Minnesota.

     We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FAEGRE & BENSON LLP
By:	/s/ Kris Sharpe
Kris Sharpe